EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 OSTEOTECH, INC.

     OSTEOTECH, INC., a corporation organized on February 4, 1986 under the name Bone Transplant Inc. and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, at a meeting duly called and held on March 25, 1999, duly adopted resolutions setting forth certain proposed amendments of the Restated Certificate of Incorporation of the Corporation, declaring such amendments to be in the best interests of the Corporation, and authorizing the officers of the Corporation to submit such amendment to the stockholders of the Corporation for their consideration. The resolution setting forth the proposed amendment is as follows:

     "FURTHER RESOLVED, that the Board of Directors hereby approves the following resolutions, shall submit the following resolutions to the Shareholders to consider at the Annual Meeting and shall recommend that the Shareholders approve such resolutions at the Annual Meeting:

                                     * * *

          FURTHER RESOLVED, that the Company's restated certificate of incorporation be amended to increase the number of authorized shares of common stock, par value $.01, of the Company from 20,000,000 to 70,000,000."

     SECOND: That the aforesaid amendment to the Restated Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of Section 222 and of Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: That Section 3.1 (a) of the Corporation's Restated Certificate of Incorporation is therefore amended to read in its entirety as follows:

          "Section 3.1: Authorization. (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 75,675,595 shares, consisting of 5,675,595 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and 70,000,000 shares of common stock, par value $.01 per share (the "Common Stock")."

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     IN  WITNESS  WHEREOF,  the  Corporation  has  caused  this  Certificate  of
Amendment of the Corporation's Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this 6th day of August, 1999.

                                                OSTEOTECH, INC.


                                                By: /s/ Richard W. Bauer
                                                    ------------------------
                                                    Richard W. Bauer,
                                                    President


Attest:


By: /s/ Michael J. Jeffries
    --------------------------
    Michael J. Jeffries
    Secretary

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